EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-32377), Form S-3 (No. 333-49548) and Form S-3 (No. 333-68684), of our report dated February 8, 2002 on our audit of the consolidated financial statements of Antex Biologics Inc. and subsidiary for the year ended December 31, 2001, included in the Annual Report on Form 10-KSB. We also consent to the reference to our firm under the heading “Experts” in the Registration Statements on Form S-3.

Richard A. Eisner & Company, LLP

New York, New York
February 27, 2002